EXHIBIT 99.1

                      [GRAPHIC OMITTED][GRAPHIC OMITTED]
PRESS RELEASE
                             For further information contact:
                             Edward F. Ruttenberg
                             Phone: (817) 329-1600
                             Fax:   (817) 481-3993
                             Release No:  2006-02

(BW) (TX-AMERICAN-LOCKER-GROUP) AMERICAN LOCKER GROUP INCORPORATED ANNOUNCES STATUS OF REVIEW OF FINANCIAL REPORTING SYSTEMS AND PROCEDURES AND STRENGTHENING OF INTERNAL FINANCIAL AND ACCOUNTING STAFF
BUSINESS EDITOR

     GRAPEVINE, TX - (BUSINESS WIRE) November 13, 2006. American Locker Group Incorporated (OTC: ALGI.PK) (the "Company") announced today that - under the direction of the audit committee and management and with the assistance of the Company's auditors - the Company is nearing completion of its review of its financial reporting systems and procedures, including with respect to previously disclosed internal control deficiencies. The Company is working diligently to complete the Company's Annual Report on Form 10-K for 2005 and the Form 10-Q for each of the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and expects to be in a position to file such reports during the first half of 2007 followed by the Form 10-K for 2006 as soon thereafter as practical.

     The primary focus of the review has been on inventory valuation, previously announced restructuring charges, pension plan accruals, and the Company's internal control deficiencies. In an effort to address these deficiencies and strengthen the Company's financial and accounting team, the Company recently has made strategic personnel additions including the hiring of a new Controller, and the engagement of the services of VCFO Inc. for expert assistance on audit preparation, inventory valuation and cost accounting issues.

     The matters discussed in this press release which contain forward-looking statements, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the Safe Harbor Provisions of the Private
Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve certain known and unknown risks, some of which are

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beyond the Company's control,  including, among others, risks related to (i) the
Company's plans, strategies, objectives, expectations, and intentions, which are subject to change at any time at the discretion of the Company, (ii) the successful implementation of the Company's restructuring plan, including a significant reduction of annual selling, general and administrative expenses and the restructuring of its bank debt on terms acceptable to its lenders, (iii) new product development by the Company, (iv) the Company's liquidity and capital resources, (v) the Company's competition, and (vi) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from those expressed in any forward-looking statement made by or on the Company's behalf. In light of these risks and uncertainties, there can be no assurance that the forward-looking information will, in fact, prove to be accurate. The
Company  has  undertaken  no  obligation  to  publicly   update  or  revise  any
forward-looking statements, whether as a result of new information, future events or otherwise.

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